Exhibit 99.2

Pulse Biosciences, Inc. Appoints Paul LaViolette to its Board of Directors

Paul LaViolette to serve as Co-Chairman alongside Robert W. Duggan, adding 40 years of medical technology development, operating and leadership expertise

MIAMI, Florida, August 12, 2024 -- Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company” or “Pulse Biosciences”), a company leveraging its novel and proprietary Nanosecond Pulsed Field Ablation™ (nsPFA™) technology, today announced the appointment of Paul A. LaViolette to its Board of Directors. Mr. LaViolette has been appointed Co-Chairman of the Board alongside Co-Chairman Robert W. Duggan, serving as an independent director.

“We are thrilled to have Paul join the Pulse Biosciences Board. His track record speaks for itself as he has been influential in the medical technology space for decades,” stated Pulse Biosciences’ Co-Chairman Robert W. Duggan. “He adds a wealth of relevant expertise to our Board based on his experience successfully scaling some of the largest global cardiology franchises through driving innovative technology adoption. We are excited to work with him and benefit from his valuable insights for the years to come.”

Paul LaViolette has significant experience as a large-scale operator at healthcare corporations as well as an advisor to a diverse group of innovative medical technology startups as a venture investor and board member. He is currently Managing Partner at SV Health Investors, investing in portfolio companies for its Medtech Convergence Fund. Before his investing career, he served in various executive capacities at Boston Scientific Corporation for 15 years, including as Chief Operating Officer; Group President, Cardiovascular; President, Cardiology; Group President, Endosurgery; and President, International. Prior to Boston Scientific, he also held general management and commercial leadership positions at CR Bard and various marketing roles at Kendall (Medtronic).

Mr. LaViolette has experience in both chairman and director capacities for numerous private and public medical technology companies. He is currently a director for Edwards Lifesciences, Chairman of the Innovation Advisory Board at Mass General Brigham, and is a director or Chairman on multiple private medical device company boards. Mr. LaViolette received his bachelor’s degree in psychology from Fairfield University and his Master of Business Administration from Boston College.

“I am honored to join the Board at Pulse Biosciences. The Company’s highly differentiated and proprietary technology, and potential to advance the clinical standard of care across numerous therapeutic categories, represents a truly unique opportunity. I am thrilled to be involved with this next-generation energy source and to help the management team methodically develop the most valuable therapeutic treatments to maximize its potential for patients. I am excited to help the team build transformational treatments for unmet patient needs,” said Paul LaViolette, incoming Co-Chairman of Pulse Biosciences’ Board of Directors.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve the quality of life for patients. The Company’s proprietary CellFX® nsPFA™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its CellFX nsPFA technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers. Pulse Biosciences is now headquartered in Miami, Florida and maintains its office in Hayward, California.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Contacts:

Investors:

Pulse Biosciences, Inc.

Burke T. Barrett, President and CEO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com